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SpectRx, Inc.                                                      EXHIBIT 11.1
COMPUTATION OF LOSS PER SHARE
(in thousands, except per share data)


                                      Three Months              Nine Months
                                   Ended September 30,      Ended September 30,
                                   -------------------      -------------------
                                    1996         1997        1996         1997
                                    ----         ----        ----         ----
Primary and Fully Diluted
Pro Forma Net Loss                  (876)      (1,272)     (2,302)      (3,733)


Weighted average Common Stock
outstanding during the period      1,532        7,288       1,532        3,486

Cheap stock(1)                     1,537           99       1,537        1,058
                                   -----       ------      ------       ------
Total                              3,069        7,388       3,069        4,544
                                   =====       ======      ======       ======

Per Share Amount                   (0.29)       (0.17)      (0.75)       (0.82)